Exhibit 99.1

American States Water Company Announces 14.1% Dividend Increase and 2-for-1 Stock Split

  Continues to Bring Dividend Payout Ratio More in Line with Industry Peers

SAN DIMAS, Calif.--(BUSINESS WIRE)--May 21, 2013--Yesterday, the Board of Directors of American States Water Company (NYSE:AWR) approved a 14.1% increase in its third quarter cash dividend from $0.355 per share to $0.405 per share on the common shares of the Company. This increase is equivalent to $0.20 per share above its current annualized dividend rate of $1.42 to $1.62. For 59 consecutive years, American States Water Company shareholders have received an increase in their aggregate annual dividend. Dividends on the common shares will be payable on September 3, 2013 to shareholders of record at the close of business on August 15, 2013. The increased September 3, 2013 dividend will be applied to the shares prior to the stock split discussed below.

On the same day, the Board also approved a two-for-one stock split of the Company’s common stock. Shareholders of record at the close of business on August 15, 2013 will receive one additional share of AWR stock for each share they own. These additional shares will also be payable on September 3, 2013 to shareholders of record on August 15, 2013. As a result of the stock split, the total number of common shares outstanding will increase from approximately 19.3 million to approximately 38.6 million.

“This double-digit increase in our quarterly dividend and the stock split reflect our Board’s confidence in the company’s ability to continue to deliver solid results and its desire to have a payout ratio that is more in line with our peers," said Robert J. Sprowls, President and CEO of American States Water Company.

Sprowls continued, "In addition, the stock split reflects our goal to maintain a market price for our shares that is attractive to a broad range of investors. Both the stock split and the dividend increase enhances our ability to attract capital in the future to fund necessary infrastructure investments in our utility operations."

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 256,000 customers throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country under 50 year privatization contracts.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President - Finance, Chief Financial
Officer, Corporate Secretary and Treasurer
(909) 394-3600, extension 707